Exhibit 10.1

MUTUAL TERMINATION AGREEMENT

This Mutual Termination Agreement and (this “Termination Agreement”) is dated as of May 3, 2026, by and among Great Future Technology Inc., a Cayman Islands exempted company (the “Company”), GFT Merger Sub Limited, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Flag Ship Acquisition Corporation, a Cayman Islands exempted company (“SPAC”). The Company, Merger Sub and SPAC are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement (as hereinafter defined).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of April 18, 2025, as amended on December 11, 2025 (the “Merger Agreement”); and

WHEREAS, the Parties desire to terminate the Merger Agreement in accordance with Section 9.01(a) thereof as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TERMINATION

1. Termination of Merger Agreement. In accordance with Section 9.01(a) of the Merger Agreement, SPAC and Company hereby agree by mutual consent to terminate the Merger Agreement effective as of the date hereof. Pursuant to and in accordance with Section 9.02 of the Merger Agreement, the Merger Agreement is void and no Party shall have any further rights, remedies, liabilities or obligations thereunder, except as set forth in Section 9.02 of the Merger Agreement. The Company and SPAC also acknowledge and agree that each of the ancillary agreement among the Parties, as contemplated by the Merger Agreement, including, without limitation, the Parent Shareholder Lock-up and Support Agreement, the Sponsor Lock-up Agreement, the Sponsor Voting and Support Agreement and the Amended and Restated Registration Rights Agreement, and each other document entered into in connection with the Merger Agreement (such agreements, instruments and documents, the “Ancillary Documents”), shall be automatically terminated, without further action on the part of the parties thereto, concurrent with the termination of the Merger Agreement pursuant hereto.

2. Waiver; Release.

(a) SPAC for itself and on behalf of its affiliates, equity holders, partners, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, predecessors, successors, and assigns, hereby forever and fully release and discharge the Company, Merger Sub and their affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, administrators, representatives, affiliates, attorneys, agents, parent entities, subsidiary entities, successors, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Merger Agreement, the Ancillary Documents, and the Merger (the “SPAC Released Claims”); provided, however, that this Section 2(a) shall not impact, limit, restrict, or waive any terms, provisions, rights or obligations (i) that expressly survive the termination of the Merger Agreement pursuant to Section 9.02 thereof; (ii) any agreements entered into following the date of this Termination Agreement; or (iii) set forth in this Termination Agreement (collectively, the “SPAC Excluded Claims”).

(b) Company and Merger Sub for themselves and on behalf of each of their respective affiliates, equity holders, partners, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, predecessors, successors, and assigns, hereby forever and fully release and discharge SPAC and its affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, administrators, representatives, affiliates, attorneys, agents, parent entities, subsidiary entities, successors, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Merger Agreement, the Ancillary Documents, and the Merger (the “Company Released Claims;” and together with the SPAC Released Claims, the “Released Claims”); provided, however, that this Section 2(b) shall not impact, limit, restrict, or waive any terms, provisions, rights or obligations (i) that expressly survive the termination of the Merger Agreement pursuant to Section 9.02 thereof; (ii) any agreements entered into following the date of this Termination Agreement; or (iii) set forth in this Termination Agreement (collectively, the “Company Excluded Claims,” and together with the SPAC Excluded Claims, the “Excluded Claims”).

(c) Each Party acknowledges and understands that there is a risk that subsequent to the execution of this Termination Agreement, each Party may discover, incur or suffer Released Claims that were unknown or unanticipated at the time of the execution of this Termination Agreement, and which, if known on the date of the execution of this Termination Agreement, might have materially affected such Party’s decision to enter into and execute this Termination Agreement. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Released Claims and agrees that this Termination Agreement applies thereto, except to the extent that such unknown claim would be an Excluded Claim. Further each Party and each person released pursuant to this Termination Agreement, hereby irrevocably covenants not to assert any claim or demand, or commence, institute or voluntarily aid in any way, or cause to be commenced or instituted any proceeding of any kind against any Party and each other Person released pursuant to this Agreement, based upon any Released Claim, except for any Excluded Claims.

3. No Claim Against the Trust Account; Notices; Waiver; Third-Party Beneficiaries; Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Specific Performance; and No Recourse. Section 6.07, Section 11.04, Section 11.09, Section 11.11, Section 11.12, Section 11.14, Section 11.15, Section 11.17 and Section 11.18 of the Merger Agreement are hereby incorporated by reference into this Termination Agreement, mutatis mutandis.

4. Headings. The descriptive headings contained in this Termination Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Termination Agreement.

5. Severability. If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Termination Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Termination Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Termination Agreement be consummated as originally contemplated to the fullest extent possible.

6. Execution and Counterparts. This Termination Agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7. Amendment. This Termination Agreement may only be amended in writing by the Parties.

8. Expenses. Each Party hereby agrees to pay the expenses (including the fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by such Party in connection with this Termination Agreement and the matters described herein. Each party further acknowledges and agrees that in accordance with Section 11.02 of the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated, except as otherwise expressly set forth in the Merger Agreement.

9. Entire Agreement. This Termination Agreement is the entire agreement and understanding between and among the Parties with respect to the termination of the Merger Agreement.

10. Successors and Assigns. shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11 shall be void ab initio.

11. Representations and Warranties. Each Party represents and warrants to the other Parties that: (a) such Party has all requisite power and authority to enter into this Termination Agreement and to take the actions contemplated hereby; (b) the execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (c) this Termination Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The SPAC:

FLAG SHIP ACQUISITION CORPORATION

By:	/s/ Matthew Chen
Name:	Matthew Chen
Title:	CEO

Merger Sub:

GFT MERGER SUB LIMITED

By:	/s/ Jiangzhe Xiang
Name:	Jiangzhe Xiang
Title:	Director

The Company:

GREAT FUTURE TECHNOLOGY INC.

By:	/s/ Yongnan Zhou
Name:	Yongnan Zhou
Title:	Chairman and CEO

[Signature Page to Termination of Agreement and Plan of Merger]

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